LICENSING CONTRACT

THIS IS A CONTRACT made and entered into on March 1, 2005 by and between International Sports and Media Group Inc., 3803 Mission Boulevard, suite 290, San Diego, California  92109, the USA.  IRS number: 880350156, State of Incorporation: Nevada, Fiscal year end: 12/31, the (“Licensee”), and PSG Merchandising, SAS au capital de 40 000 €, RCS PONTOISE B 451680458, ZI des Bethunes, 95370 Saint Ouen l’Aumone (PSG Merch).

The Licensor has agreed to license to the Licensee the right to use and/or exploit the Intellectual Property throughout the Territory subject to the terms and conditions below.  The parties agree to be bound by the terms and conditions set forth on this “Contract Terms Sheet”, as well as the attached PSG MERCH Specific Terms and Conditions (The “Specific Terms”), including Schedules, which form part of this Contract and which are binding on both parties and incorporate the entire Contract and understanding between the parties with regard to its subject matter and which supersede all prior agreements whether written or oral.  All defined terms shall have the meaning ascribed to them on the Contract Terms Sheet and/or the Specific Terms.

A.

GRANT OF RIGHTS

1)

The Licensor grants the Licensee the non-exclusive right throughout the Territory to manufacture or have manufactured, distribute, advertise, market, promote and sell those products incorporating the Intellectual Property (“the Products”) are listed: energy drink, water energy drink.  The Contract will be exclusive for the 300ml bottle.  LAFC will be the only one licensee to use “PSG energy drink”.

2)

The Licensor further grants the Licensee the non-exclusive right to use the Intellectual Property in the relation to the Promotional Materials

3)

For the avoidance of doubt, the Licensee shall not have any rights whatsoever in relation to the Premiums incorporating the Intellectual Property.

B.

TERRITORY:  European Union and Dom-Tom

C.

CONTRACT PERIOD:

1)

The Contract Period shall be March 1, 2005 to April 30, 2008 (“The Contract    Period”) unless terminated pursuant to the Specific Terms.

2)

In the event that the Licensor desires to enter into a new licensing agreement for any of the Products after the end of the Contract Period, Licensor shall meet and discuss with the Licensee in good faith with respect to the terms of such an agreement.  The Licensor shall not be obligated to enter into an agreement with the Licensee if the parties cannot agree on mutually satisfactory terms.

D.

ROYALTY:

1)

The Licensee shall pay the Licensor each Quarter 15% of the distributors buying price of the Products invoiced in each Quarter.

E.

MAXIMUM GUARANTEE:

1)

The Licensee shall pay the Licensor, by electronic transfer of funds by standing order or direct debit (which shall be set up on signature of this Contract), an annual minimum guarantee (“the Minimum Guarantee”) as a non-refundable advance against the royalty payments referred to above as follows: 20 000 € / contract year, inclusive applicable taxes.

-

May 1, 2005: 10 000 €

-

October 1, 2005: 10 000 €

-

April 1, 2006: 10 000 €

-

October 1, 2007: 10 000 €

-

April 1, 2008: 10 000 €

-

October 1, 2008: 10 000 €

2)

In the event that the royalties due in respect of any Contract Year are greater than the aggregate Minimum Guarantee for that Contract Year, the Licensee shall pay the Licensor the excess royalties sue pursuant to paragraph 11(a) of the Specific Terms.  Any royalties earned over and above the Minimum Guarantee in any Contract Year shall not be carried forward or set against the Minimum Guarantee in any subsequent Contract Year.  If, in any Contract Year, royalties earned are less than he relevant Minimum Guarantee, the Licensee shall not be entitled to seek repayment or reduction of any of the Minimum Guarantee.

3)

The Licensee shall not be entitled to contract, or in any way set off, any sums owed to it by the Licensor against the Minimum Guarantee.

IN WITNESS WHEREOF, the parties have executed this Contract as of the date indicated above.

For and behalf of the Licensor                                   For and on behalf of the Licensee

/s/ Oliver Brun

                                 /s/ Yan Skwara

Name: Oliver Brun                                                     Name:  Yan Skwara

Title: Licensing and Retail Manager                          Title: President

PARIS SAINT GERMAIN MERCHANDISING SAS SPECIFIC TERMS & CONDITIONS

1.

Additional Definitions.  The terms set forth below in this paragraph 1 are defined for all purposes under this Contract as follows:

a)

Anniversary Date means March 1, 2005 and each March 1 thereafter during the term of this contract.

b)

Change of Control means a change in the person or persons who as at March 1, 2005 own the Licensee or have the power directly, or indirectly and, by any means, to control or manage the business of the Licensee.

c)

Club means The Paris Saint Germain Football Club

d)

Club Activities means all football games played by any of the football teams owned or controlled by the Club from time to time, and all training sessions or other activities arranged or controlled by the Club which relate to the Club, including but not limited to clinics, photo sessions, promotional events, press conferences, interviews, online chats, television programs, victory parades, and celebrations and all other media events.

e)

Club Strip means the home and/or away and/or third football strip worn by the players of the Club as the same may be altered from time to time.

f)

Confidential Information means all advice, information and know-how including (without Limitation) any designs, processes, developments, improvements, inventions, concepts, graphics, styling, and methods of manufacture ( including patterns, grades and fabrics) relating to the Products and trade secrets relating to the Products or the business of the Licensor or any associated company, whether tangible or intangible, provided by the Licensor to the Licensee.

g)

Contract Year means the period commencing on March 1, 2005 and ending on February 28, 2006 for the first Contract Year, and each successive twelve(12) month period commencing on an Anniversary Date and finishing on April 30 for the last year of the Contract.

h)

Copyright Material means any and all drawings, designs, logos, photographs, and artwork and any other items which may from time to time be supplied by the Licensor to the Licensee, the copyright in which is held by the Proprietor and/or the Licensor and/or any third party.

i)

Intellectual Property means the Trade Marks, Copyright Material and the Players’ Images and any patents, copyright, know-how, registered or unregistered designs and any similar propriety rights whether now know or in the future created or any applications or rights to apply for any of the foregoing which are owned or used by the Proprietor and/or Licensor from time to time.

j)

Net Sales  means the total sum invoiced by the Licensee, or the fair market value in the case of transactions otherwise than at arm’s length, for sales of Products after deduction of:  taxes of the nature of sales, excise, value added or other similar tax charged upon and included in the invoice price to the purchaser; and where applicable, the usual discounts, allowances, rebates or refunds actually and in good faith made or given by the Licensee to its customers with respect to such sales.

k)

Players’ Images means the names, nicknames, initials, autographs, voices, shirt numbers, video or film portrayals, photographs, likenesses, or images of current Team Members to the extent that the Proprietor owns or controls the relevant rights, in connection with Club Activities in contexts which depict five or more playing Team Members.  Pictures will be given by PSG Merchandising.

l)

Premiums means Products which are sold by the Licensee to a third party and which are given away by such third party free of charge or supplied in exchange for a non monetary, nominal or subsidized consideration for the purposes of advertising or promoting that third party’s products or services or brands

m)

Promotional Materials means any and all point of sale materials, advertisements and advertising matter, promotional material (including competitions) and any other matter in whatever form, relating to the advertising, promotion and sale of the Products.

n)

Proprietor means PSG Merchandising SAS

o)

Quarter means each three-month periods beginning on July, October, January and April in each Contract Year.

p)

Team Members means any and all players, coaches, mangers, trainers, members of the medical staff, and any other persons from time to time registered with or contracted to the Club.

q)

 Trade Marks means the trade marks which are registered(or subject  of pending applications for registration) in the Territory, together with      all other trade marks, trade names, service marks,style names, trade dress, logos and other trade symbols which are under the control or proprietorship of the Proprietor and/or the Licensor and which the Licensor stipulates are to be used by the Licensee from time to time in relation to the Products and Promotional Materials.

2.

Sale of Products to the Licensor.  The Licensee shall sell Products to the Licensor at a price that is no greater than fifty per cent (50%) of the Licensee’s usual wholesale price for the Products.  The Licensee agrees to make available for the first month of each Quarter, on a sale or return basis, such quantities of the Products as the Licensor shall reasonably request for supply to the Licensor to purchase the Products from the Licensee.

The Licensee shall use its best endeavors to sell the Products to the Licensor’s operator of the online Megastore and official Paris Saint Germain Football Club direct mail catalogue (“Made is Sport”) on similar terms and conditions as those offered to the Licensor.

For the avoidance of doubt, no royalties shall be paid to the Licensor from sales made to the Licensor pursuant to this paragraph 2.  However, royalties shall be paid to the Licensor, according to the terms of paragraph D above, on sales made to Kitbag, unless such sales are made at the same prices as those made to the Licensor.

3.

Product Approval.

a)

The Licensee shall not commence the manufacture, marketing or sale of any Products and/or Promotional Materials unless and until the same have been approved by the Licensor.  The Product development and approvals process is set out at a Schedule 2 of this Contract.  For the avoidance of doubt, the Licensor’s approval further to the process set out at Schedule 2 is not intended and shall not be used as evidence of the Products’ compliance with the legislative and other product and consumer safety standards referred to in paragraph 4.

b)

The Licensee shall not commence any marketing or advertising of the Products unless all marketing and advertising materials have been approved in writing by the Licensor.

4.

Legal and Ethical Requirements

a)

The Licensee shall at its own expense comply with all local and national laws, rules, regulations and other requirements and codes of practice applicable in the Territory and/or any other country where the Products are manufactured, including but not limited to all environmental, product and consumer safety standards with particular respect to children’s toys regulations, and all laws, regulations, standards and best practices relating to the fair treatment and safety workers.  The Licensee shall further ensure that all policies, standards and procedures from time to time specified by the Licensor (including but not limited to those contained in the Licensor’s Compliance Manual, a copy of which has been provided to the Licensee) in respect of the treatment of any persons involved in the manufacture or sale of any Products hereunder or otherwise in respect of any human rights or other issues are complied with in the relation to all activities of the Licensee and/or its authorized sub-contractors under this Contract.

b)

The Licensee shall ensure that adequate records are maintained to demonstrate compliance with the obligations contained in paragraph (a) and shall as and when requested by the Licensor:-

i.

furnish or cause to be furnished to the Licensor such proof of compliance with the obligations contained in clause (a) as the Licensor may require;

ii.

permit the Licensor of procure the Licensor to be permitted to undertake such inspection of any activities of the Licensee or any of its authorized sub-contractors under this Contract as the Licensor may require;

iii.

permit the Licensor or procure the Licensor to be permitted to inspect any records required to be maintained under this paragraph 4 and to take copied thereof

4A. Sub-Contract Manufacture

a)

Licensee shall enter into good faith discussions with the Licensor’s preferred supplier of Products, who shall be notified to Licensee by Licensor, in relation to the potential manufacture by such supplier of Products for the Licensee.

b)

The Licensee will comply and ensure that any sub-contract manufacture complies with all terms of the Licensor’s Compliance Manual (a copy of which has been provided to the Licensee).

c)

The Licensee shall;

i.

Not permit such sub-contract manufacturer to manufacture any Products or parts before it has signed a form of sub-contract manufacture letter approved by the Licensor

ii.

Not permit such sub-contract manufacturer to manufacture any Products or parts other than those approved in writing by the Licensor.

iii.

Ensure that all Products and parts thereof manufactured by any sub-contract manufacturer are supplied only to the Licensee and  not to any other person, firm, or company unless the Licensor has agreed otherwise in writing.

iv.

Ensure that no Products or parts are manufactured at any premises other than those approved in writing by the Licensor.

v.

Ensure that any such sub-contract manufacturer complies with all obligations of the Licensee hereunder in relation to the manufacture of any Products or parts ( and any breach of any such obligations by any such sub-contract manufacturer shall for the purposes of this contract be deemed to be a breach by the Licensee).

d)

Upon written request from the Licensor, the Licensee shall    provide to the Licensor access to such information as the Licensor may require concerning such sub-contract manufacturer and/or the Products or parts to be manufactured by such sub-contract manufacturer.  Further, the Licensor, or its appointed representative, shall be entitled to carry out an inspection of any premises at which the proposed sub-contract manufacture is to take place.  The Licensee shall ensure that the Licensor is granted access to such premises for such purposes.  The Licensor reserves the right in its absolute discretion to reject any sub-contract manufacturer based on the information provided pursuant to this paragraph and/or any inspection and/or in the event of a breach of any of the Licensee’s requirements set out in paragraph 2 above.

5. Packaging and Advertising

a)

The Licensee shall ensure that the general style of the Products and any Promotional materials, Including but not limited to the use of the Intellectual Property, shall conform with that developed and adopted ny the Licensor as set out in the Licensor’s current brand standards guide or as notified during the approvals process referred to in paragraph 3 above.  The Products and Promotional Materials are to be marked as follows, unless the parties otherwise agree in writing:

i.

 “PARIS SAINT –GERMAIN OFFICIAL MERCHANDISE”  together with the symbol ® where the Trade Marks are registered in the Territory for products of the same type as the Products, or the symbol ™ where they are not so registered:

ii.

All use of the Copyright Material on any Promotional Materials shall bear the following copyright identification: “© (year of publication) Paris Saint Germain Merchandising/Paris Saint Germain”/third party (as appropriate).  The date to be placed in brackets shall be specified to the Licensee by the Licensor.

iii.

The URL www.psf.fr shall be included on all Promotional Materials.

b)

No other marks or wording shall appear on any of the Products or Promotional Materials unless the Licensee first obtains the written consent of the Licensor provided that the Licensee may continue to use the Licensee’s name and mark on Promotional Materials in accordance with the directions of the Licensor.

c)

For the avoidance of doubt, the Licensee shall be responsible for any costs incurred by the Licensor in procuring the use for the Licensee of such Copyright Material.

6.

Marketing of the Products

a)

The Licensee shall use its best endeavors to create, meet and expand demand in the Territory for the Products.

b)

On an annual basis during the term of this Contract, the Licensee will provide to the Licensor a marketing plan for the manufacture sale and distribution of the Products within the Territory which marketing plan is to be approved by the Licensor (such approval not to be unreasonably withheld).  The marketing plan for each Contract Year of this Contract is to be agreed upon three (3) months prior to each Anniversary Date.  The Marketing Plan for the first Contract Year is to be agreed upon three (3) months of the date of execution of this Contract.  The marketing plan will specify, in relation to each country of the Territory objectives and strategies with respect to the following and any related matters which are consistent with the Licensee’s obligations under paragraph (a) above

(ii)

product lines and new product plans

(iii)

proposed production schedules for each design of Product:

(iv)

distribution channels:

(v)

sales targets on a Product by product basis

(vi)

accumulation of market data including assessment of total market size and segmentation in units and value:

(vii)

overview of trading for the current year and objectives and strategies for the following year:

(viii)

assessment of competition

(ix)

advertising and promotional expenses; and

(x)

overall advertising and promotional strategy

c)

The Licensee agrees to market the products in a manner consistent with the reputation of the Trade Marks.

d)

In the event that the Licensee distributes the Products through the Internet or any other electronic or broadcast media (whether now known or in the future created) it shall do so in accordance with the Licensor’s guidelines in force from time to time, which the Licensor shall communicate to the Licensee.  The ‘look and feel’ of any website shall be subject to the Licensor’s approval, such approval to be withheld in the Licensor’s absolute direction.  For the avoidance of doubt, the Licensee shall not use a URL, which is confusingly similar to any URL being used by the Licensor and/or the Club and/or Kitbag.

e)

In each Contract Year the Licensee must spend at least a sum equal to 20% of the Minimum Guarantee for that Contract Year on a consumer advertising and promotion of the Products in the Territory.  Within 30 days following the end of each Contract Year the Licensee shall submit a statement to the Licensor certified as true and correct by a senior executive of the Licensee who is approved by the Licensor, detailing the amounts spent and how the money was spent.

f)

On the first day of each Contract Year the Licensee shall pay to the Licensor a sum equal to 10% of the Minimum Guarantee for that Contract Year.  Such payment shall be used by the Licensor solely for the promotion and marketing of the Products, such use to be determined at the Licensor’s absolute discretion.  Such payments shall not be set off against the Minimum Guarantee.

g)

In the event that the Licensee fails, within twelve months of Commencement Date, to sell more than 10% of projected sales (as referred to in paragraph 6b4 of any products the Licensor may, in its absolute discretion and upon written notice, terminate this Contract.

7.

Intellectual Property

a)

The Licensee shall not do anything that might impair the distinctiveness or validity of the Intellectual Property or the Proprietor’s and/or Licensor’s exclusive ownership thereof, (including but not limited to asserting ownership of any of the Trade Marks in any country in which such Trade Marks are not registered) either during the continuance of this Contract or thereafter and will immediately cease all manufacture, distribution and/or sales of the Products in any country in the Territory in which the validity or the maintenance of the registration of any of the Intellectual Property has been challenged.

b)

The Licensee acknowledges that all use of the Intellectual Property in any form and for any class of goods or services shall accrue without cost to the Licensor to the benefit of the Proprietor (where appropriate) and that it has no right in any Intellectual Property or any associated goodwill.

c)

The Licensee shall be responsible for any and all costs incurred by the Licensor for all trade mark and other searches undertaken during the Term of this Contract.

d)

As soon as possible after the execution of this Contract, the Licensor and Licensee shall as requested by the Licensor, at the expenses of the Licensee, execute such further documents as may be necessary and make a joint application for the registration of the Licensee as a registered or permitted user of the Trade Marks in respect of such of the Trade Marks as are registered or has become registered to the extent provided by the law of any of the countries in the Territory.

8.

Players’ Images

a)

In the event that a Team Member ceases to be employed by the Club: (i) the Licensee shall not from such date, manufacture or have manufactured any Products and/or Promotional Materials featuring such Player’s Image(Player Products) and (ii) the Licensee shall see off any existing Player Products in the Territory for a period and in a manner to be determined  by the Licensor at its absolute discretion, and at the expiry of such sell off, Licensee shall destroy such remaining Player Products under it control, and shall deliver to the Licensor a certificate evidencing such destruction.

b)

The Licensee warrants that it will not use Players’ Images of past Team Members on or in relation to Products and/or Promotional materials without the express written consent of such Team Members.  The Licensee hereby indemnifies the Licensor and/or the Proprietor against any and all loss, damage, costs, claims and expenses arising out of or in relation to a breach by the Licensee of its warranty under this paragraph.

c)

The Licensee agrees in accordance with the guidelines provided by the Licensor from time to time to exploit the Players’ Images (5) Minimum equally so as to insure that each individual Team Member is treated and exploited on the same basis with the same degree of exposure as every other team member who’s image is so used.  PSG Merchandising will give to the Licensee the pictures they need.  The Licensee will be allowed to use players’ pictures wearing the official shirt with the official logos.

9.

Infringements

a)

The Licensee shall cooperate fully with the Licensor and actively exercise such measures as the Licensor deemed appropriate, to assist the Licensor in maintaining the validity and forcibility of the Intellectual Property during that Contract Period.

b)

When coming to its notice, the Licensee shall promptly and fully notify the Licensor of (i)

any actual threatened or suspected information, (ii) any actual or threatened claim against the Licensee arising out of the Licensee use of Intellectual Property, The Licensee shall take no action of any kind with respect thereto without the Licensor prior written consent.

c)

The Licensor has the exclusive right to institute any legal action with respect to any infringement of the Intellectual Property referred to in paragraph 2(i) or defend any claim described in paragraph in b(ii) above and to control the conduct of any such legal action or claim. If the Licensor initiates any such action, all compensation recovered whether at trial or by way of settlement shall belong entirely to the Licensor, however, the Licensee shall upon written notice from the Licensor provide such assistance to Licensor in any action that the Licensor shall reimburse the Licensee any reasonable costs and expenses incurred by the Licensee.

d)

If such claim referred to in paragraph b(ii)  above relates to use by the Licensee of the intellectual Property in accordance with the terms of the Contract, them the Licensor and/or the Proprietor shall defend or assist in the defense of any such claim, then they shall bear all costs, expenses, and awards of such defense, save that if the claim relates to use by the Licensee of the Intellectual Property otherwise then in accordance with the terms of this Contract then the Licensee shall reimburse the Licensor  and/or the Proprietor all costs expenses and awards.  I f the Licensor and/or the Proprietor choose not to defend or assist in defense of such claim the Licensee shall bear all of its own costs and expenses and shall be responsible for any awards against it or the cost of any settlement or compromise.

10.

Data Protection and Confidential Information

a)

All confidential Information shall be used by the Licensee only for the performance of this Contract and shall be kept confidential by the Licensee and shall be revealed to directors, officers , employees servants, and agents of the Licensee only to the extent necessary to enable the Licensee to fulfill its obligations and responsibilities pursuant to this Contract.  The Licensee shall impose upon all such directors, officers employees, servants and agents to whom any confidential Information is revealed obligations of confidentiality and restrictions on use in respect thereof identical to those herein contained and shall be responsible for any breach of any of such obligations by any of such directors, officers employees, servants or agents.  This provision shall not apply to any Confidential Information which is in the public domain or to the extent to which it may be required to be disclosed by law or which is obtained by the Licensee in good faith from third party with the right to disclose it.

b)

Nothing contained in this Contract, whether express or implied, shall give to the Licensee any claim, right, title or interest in the Confidential Information, and the Licensee acknowledges and agrees that all right in such Confidential information belong to and are the exclusive property of the Licensor and/or the Proprietor and that, during and after any termination of this Contract, the Licensee will not claim any right in or to such Confidential Information nor dispute or assist others to dispute the Licensor’s and/or Proprietor’s ownership thereof.

c)

The Licensee shall, subject to data protection laws, provide the Licensor (at no cost to the Licensor) on each Anniversary Date or upon written request ny the Licensor, with details of all persons to whom Products and Promotional communications are sent and details of persons from whom orders for the Products are received together with details of the Products for which the orders are placed

d)

Where any such laws require the Licensee to obtain the consent, license or approval of any person to satisfy its obligations under paragraph 2 above and to enable the Licensor to use such data, the Licensee shall use the data protection notice set out in Schedule 3.

e)

The Licensee Hereby unconditionally assigns to the Licensor with full title guarantee all present and future rights to the data referred to in paragraph 2 above.  The Licensor hereby grants to the Licensee a non exclusive royalty-free license to use such data for the Contract Period and for the purposes of this Agreement

11.

Payments, Books and Records

a)

Within 30 days of the end of each Quarter the Licensee shall provide to the Licensor a royalty report (Royalty Report), certified as correct by a senior executive of the Licensee who has been approved by the Licensor, in the form set out in Schedule 4, together with any royalty payments that are due to the Licensor.  For the avoidance of any doubt, royalties shall only be due in any Contract Year once the Minimum Guarantee for that Contract Year has been exceeded.  Any such royalties shall be paid within 30 days of the end of the quarter in which the Minimum Guarantee has been exceeded.  The Licensee shall make payment by telegraphic transfer to the Licensor.  In the event that the licensee deducts any amount on account of any taxation liability in the Territory, it shall obtain an official receipt for any amount so paid and forward this immediately to the Licensor together with a written explanation as to why such deduction is necessary.  The Licensee shall convert the royalties’ payable at the bank telegraphic transfer-selling rate prevailing on the day of transfer.

b)

Without prejudice to the rights powers ad remedies of the Licensor otherwise under this Contract, the Licensee shall pay to the Licensor interest at a rate three per cent per annum above National Westminster Bank plc’s base lending rate for the time being in force on any monies due but unpaid for fourteen days or more by the Licensee on any account whatsoever pursuant to this Contract such interest to be calculated from the date upon which such monies  become due  and payable until payment of such monies in full.  Such interest will be compounded monthly and if not paid shall itself bear interest.

c)

The Licensee shall keep, during the Contract Period and for six years following expiry or termination of this Contract, full and correct records and accounts showing details of the Products Manufactured, imported, distributed and sold by it pursuant to this Contract and shall give access to such records and accounts at all reasonable times (and in any event within 48 hours of request) to the Licensor or any agent or accountant authorized by the Licensor who may take extracts from or copies of any such records or accounts.

d)

During its annual audit the Licensee shall have audited at its own cost, the records and accounts referred to in paragraph 3 above.  The Licensee’s auditors shall be required to sign an audit statement confirming that the records and accounts (including without limitation the Royalty Reports) are true and correct.  In the event that such audit reveals a discrepancy or error in the sums payable to the Licensor, the Licensee shall remit to the Licensor for/with any such sums, together with interest thereon.

e)

Without prejudice to paragraph 4 above and upon at least 7 days written notice, the Licensor shall be entitled to have the Licensee’s records and accounts referred to in paragraph 3 above audited by an independent third party auditor.  Such audit may be made not more than once in nay calendar year.  In the event that such audit reveals a discrepancy or error in excess of 3% of the Licensee’s reported sales figures, then the Licensee shall reimburse the Licensor’s costs of such audit.  For the avoidance of doubt, if at any time of the audit, the Licensee has not submitted any relevant Royalty Reports then the Licensee shall reimburse the Licensor’s cost of such audit. In the event that such audit reveal discrepancy or error in the sums payable to the Licensor, the Licensee shall remit to the Licensor for/with any balance properly payable together with any interest thereon.

12.

Sales Outside the Territory

a)

The Licensee shall not either directly or indirectly sell or otherwise make available Products to any person, firm, or corporation in nay place or country outside the Territory, or to any person, firm, or corporation which the Licensee knows or ought reasonably to know, intends to sell or otherwise make available the Products outside the Territory.

b)

During this Contract the Licensee shall refer to the Licensor all inquires it receives for the Products for sale or ultimate delivery outside to Territory.

13.

Indemnity and Insurance

a)

The Licensee shall, at its own expense, carry comprehensive general liability insurance and product liability insurance covering the Products issued by a responsible insurer providing coverage approved in advance by the Licensor and otherwise in term as approved in advance by the Licensor.  Unless otherwise agreed such insurance shall:

i.

in respect of  product liability insurance, be in an  amount of not less than 2 million

ii.

include insurance coverage for the Licensee’s obligation to indemnify the Licensor and the Proprietor

iii.

be for the benefit of the Licensee but shall name the Licensor and Proprietor as co-insured and payee

iv.

remain in effect for the term of this contract or so long thereafter as the Licensee may continue to use any of the Trade Marks

v.

provide that 30 days written notice be furnished to the Licensor prior to cancellation or prior to any material modification or change

b)

Upon the execution of this contract the Licensee shall promptly furnish the Licensor with a certificate evidencing that insurance has been effected in accordance with the provisions of this paragraph N.

c)

The Licensee agrees to indemnify and hold harmless the Licensor and the Proprietor and the Licensor agree to indemnify and hold harmless the Licensee against any and all claims, judgments, liabilities, actions, debts or rights of action, of whatever kind, and all costs, including reasonable legal fees, arising out of or in connection the exercise of their rights and the fulfillment of their obligations other than in accordance with the terms of this Contract.

14.

Termination

a)

Either party may (without Prejudice to any other rights of termination available to it) terminate this Contract for/with by giving notice of termination to the other upon any of the following events:

(i)

If the other commits any irremediable breach of its obligations hereunder

(ii)

If the other commits any breach of any of its obligations hereunder and fails to remedy the same (if capable of remedy) within 30 days of the date of service of a notice specifying the breach in question and requiring it to be remedied

(iii)

If the other is unable to pay its debts as and when they fall due or enters into any arrangement with its creditors or if an administrator, administrative or other receiver, is appointed in respect of any of its assets or any application is made for the appointment of such officer or if the other is wound up or goes into liquidation.

b)

The Licensor may (without prejudice to any other rights of termination available to it) terminate this Contract forthwith by giving notice of termination to the Licensee upon a Change of Control of the Licensee without the Licensee having first obtained the Licensor’s written consent not to be unreasonably withheld

c)

The Licensor may (without prejudice to any other rights of termination available to it) terminate this Contract for with by giving notice of termination to the Licensee pursuant to the terms of paragraph F7 above

d)

The Licensee shall obtain any consents, licenses and approvals and comply with any formalities required for the performance of this Contract and payment of royalties.  In the event that the licensee is unable to obtain any such consent, license or approval within 3 months of the date of signature of this Contract or if such consent license or approval expires, the Licensor shall have the right to terminate this Contract by giving thirty (30)days notice in writing to the Licensee.

e)

Any exercise by either party of its rights under paragraph 14 shall be without prejudice to any accrued rights of either party under this Contract.

15.

Rights and obligations on Expiry/ Termination

a)

The licensee shall cease to manufacture or have manufactured any Products and/or Promotional materials from the date, which is six months prior to expiry of the Contract Period, unless specifically authorized to do so by the Licensor in writing.  On expiry of this Contract (but not, for avoidance of doubt, upon termination), the Licensee shall have the right for a reasonable period up to but not exceeding three calendar months after expiry to sell, in the Territory under the Trade Marks and in accordance with the terms of this Contract, those existing Products that were manufactured during the Contract Period that the Licensee reasonably expected to sell during the Contract Period ("the Sell-Off Period").  The Sell-off Period shall not be extended by an event of Force Majeure.  All other provisions, terms and conditions of this Contract shall continue to apply during the Sell-Off Period 9including without limitation, the Licensee's obligation to pay royalties, which shall not be set off against the minimum Guarantee) except that the Licensor shall be at liberty to appoint another person as licensee.

b)

Upon termination of this Contract for any reason:

(i)

the Licensee shall immediately pay the Licensor all outstanding royalties and amounts due and owing under the Minimum Guarantee including the total sum of all remaining Minimum Guarantee payments over the Contract Period.

(ii)

the Licensee shall immediately provide the Licensor with full details of all outstanding sales orders received on or before the date of notice of termination

(iii)

the Licensee shall, as the Licensor so directs in writing, either destroy the balance of Products and Promotional Materials under its control and shall deliver to the Licensor a certificate evidencing such destruction OR sell to the Licensor any unsold Products at a price which is no more than that at which the Licensee acquired such Products (including any discounts and/or rebates received);

(iv)

the Licensee shall if requested supply to the Licensor a list of the Licensee's customers for the Products.

c)

Upon termination of this Contract for any reason and/or expiry of the Sell-off Period:

(i)

each party shall at its own expense promptly return to the other all Confidential Information together with any copies and shall not thereafter make any use of such Confidential information except insofar as have been specifically released by the other from its obligations of confidentiality hereunder

(ii)

the Licensee shall cease using the intellectual Property and shall not thereafter use or register any words or marks that incorporate or are substantially identical with or deceptively similar to or closely resemble any one or more of the trade Marks so as to be likely to cause confusion

(iii)

the Licensee shall execute any and all necessary documents with respect to the cancellation of the Licensee as registered user of the Trade Marks; and

(iv)

the Licensee shall immediately cease to exercise its rights hereunder and shall not thereafter hold itself out in any way as being associated with the licensor and/or the Club and refrain from any action that would or may indicate any relationship between it and the Licensor and/or the Club;

(v)

the Licensee shall destroy and expunge any copies of all data referred to in paragraph 10 C confirming to the Licensor that it has done the same:

d)

Not withstanding the expiry or termination of this Contract;

(i)

the provisions of paragraph 10 shall not terminate but shall continue to remain in full force and effect

(ii)

the Licensee shall continue to provide access to its records and accounts furnish information and reports in accordance with provisions of paragraph 11

(iii)

any provisions of this Contract necessary to enable the parties to enforce their respective rights and obligations hereunder shall remain in full force and effect.

e)

the Licensee acknowledges that no rights whatsoever are extended to it beyond the expiration or termination of this Contract other than as provided in hits paragraph 15 and further acknowledges that it shall be entitled to any compensatory payment on the expiration or termination of this Contract.

16.

Blank

17.

Agency Relationship.  Except as otherwise provided herein, nothing in hits Contract shall render one party the agent of the other in relation to any rights or obligations granted under this Contract or any transaction carried on pursuant to it, and under no circumstances shall either party pledge or attempt to pledge the credit of the other or incur any credit on behalf of the other

18.

Notices.  Any notice served by one party upon the other shall be in writing in the English language and shall be delivered by first class mail and be sent by facsimile.  Such notice or document shall be deemed to have been received in either case, on the day following that on which the notice or document was sent

The principal point of contract for each party and the appropriate addressee of any notice (unless the other party is otherwise notified in writing) shall be:

Head of Licensing

PSG Merchandising

Parc des princes

24 rue du Commandant Guilbaud

75016 Paris

Fax: 33 1 (0)47 43 72 40

Yan Skwara

Chairman

LAFC

3803 Mission Blvd #290

Tel 858-488-7775

Fax: 858-488-7717

19.

Assignment

a)

The Licensor may assign any of its rights or delegate or sub-contract any of its duties arising out of or under this Contract

b)

The Licensee may not assign any of its rights or delegate or sub-contract any of its duties arising out of or under this Contract without the prior written consent of the Licensor which consent may be withheld by the Licensor in its absolute discretion

c)

The Licensee shall not effect a Change of Control without the Licensor's prior written consent, such consent not to be unreasonably withheld.

20.

Governing Law

a)

The formation, construction, validity and performance of this Contract shall be governed in accordance with the laws of France

b)

The parties irrevocably submit to the exclusive jurisdiction of the courts of France and such submissions shall not limit the right of the Licensor to commence any proceedings arising out of this Contract in any jurisdiction it may consider appropriate.

c)

The Licensee waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

21.

Force Majeure

a)

Neither party shall be liable for delay or failure in the performance of this Contract arising from nay one or more of the following causes, the occurrences of which shall forthwith be notified to the other upon such delay of failure:

(i)

act of God or public enemy or war ( declared or undeclared);

(ii)

acts of persons engaged in subversive activities or sabotage

(ii)

fire, floods, explosions or other catastrophes;

iii)

epidemics or quarantine restrictions

(iv)

strikes similar labor disruptions or public demonstrations and unrest

(v)

freight embargoes

(vi)

unusually  severe weather

(vii)

delays of a supplier of either party due to any of the above causes or events: or

(viii)

any other causes, similar or dissimilar, beyond the reasonable control of the party liable to perform

b)

PROVIDED THAT in any case due diligence is exercised to cure such causes and resume performance and the time for performance by such party shall be exercised by a period equal to the duration of any such delay.

c)

If one or more causes of force majeure are asserted by either party as a basis for non performance of this Contract and such non performance continues for a consecutive period of ninety days the other party shall have the right to terminate this Contract forthwith by giving written notice to that effect.

22.

Contract Severable.

This contract is severable and if any provision shall be held invalid, illegal or unenforceable.  In whole or in part by a court of competent jurisdiction or any other competent body in any jurisdiction (including both by reason of the provisions of any legislation and also by reason of any decision of any court or authority having jurisdiction over the parties in the Territory), then that provision shall be severed in the jurisdiction in question and such invalidity or unenforceability shall not in any way whatsoever prejudice or affect the validity or enforceability of the remainder.  To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision provided  always that if the reasonable opinion of either party any such severance materially effects the commercial basis of the Contract and no Contract can be reached by the parties as the means by which such matters can be resolved, such party shall have the right to terminate this Contract with immediate effect upon giving 90 days written notice to the other containing the reason(s) why the commercial basis has been materially affected.

23.

Cooperation.

Each party hereto, upon the reasonable request of the other, will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents, deeds, assignments, licenses, transfers or conveyances as may be required both to satisfy the requisites of the law of the Territory and the give full effect to the terms and conditions of the Contract.

24.

Waiver and Variation.

A provision of or a right created under this Contract may not be waived or varied except in writing signed by a duly authorized representative of the party or parties to be bound.  No delay or failure of either party in exercising or enforcing any of its rights or remedies shall operate as a waiver thereof nor shall any partial exercise of such right or remedy preclude any other or further exercise of such right.

25.

Third Party Rights.

Save as set out in this Contract, this Contract is not intended to and shall not grant rights to any third party pursuant to the Contracts (Rights of Third Parties) Act 1999.  The parties agree that Section 2(1)  of the said Act shall not apply and the parties may rescind or vary this Contract without the consent of any third party.

Schedule 1

Territory

•

UK, Eire, France, Belgum, Prtugal, Spain, Netherlands, Denamrk, Sweden, Finland, Germany, Luxemburg, Austria, Italy, Norway, Iceland, Leichtenstein and Greece - being in the countries forming part of the European Economic Area; and

•

Switzerland, Monaco, Andorra; and

•

Portland, the Czec Republic, Slovakia, Hungary, Slovenia, Romania, Bulgaria, Estonia, Lativa, Lithuania, Turkey, Malta and Cyprus being the countries with which the European Union (EU) has concluded or established as Association Agreement that extends trade principles prevailing in the EU to such countries (including the Europe Agreements Customs union, free Trade Agreement or equivalent agreement)

Schedule 2

Product Development Procedure

New Range/New Season Meeting

  Licensee & developer to discuss shared objectives and direction for the product range.

  Licensee & developer to discuss designs and branding for the range.

  Licensee to provide a range plan and expected launch date for the periods.

Product Development

Phase 1 - Artwork/Sample Submissions and Approvals

  Licensee to submit designs, branding and packaging for approval.

  PSG MERCH to approve or withhold approval within 5 working days.

  If PSG MERCH withholds approval, PSG MERCH to provide full reasons.

  Licensee to re-submit artwork, samples and packaging (if necessary) until PSG MERCH approves both the product and packaging and it is agreed the product can go into production for Phase 2 approval.

Phase 2 - Final Approval of Production Samples/Release for Distribution

  Licensee to provide PSG MERCH with 3 production samples of each product.

  Licensee to ensure PSG MERCH is in receipt of the following documentation:

  Image of Product

  Product Specification

  Release for distribution form

  Copies of all relevant test certificates (if applicable)

  Licensee to supply PSG MERCH with disc or Jpegs of all products in range to supplied specification.

  PSG MERCH to approve or withhold approval within 5 working days.

  Licensee to re-submit production samples (if necessary) until PSG MERCH approves all aspect of the product and it is agreed the product can go into full production.

Schedule 3

Data Protection Notice

Schedule 4

Royalty Reporting Form